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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  FORM 12b-25

                                                     Commission File No. 0-16187


                         NOTIFICATION OF LATE FILING

(Check One): [x] Form 10-KSB [ ] Form 11-K [ ] Form 20-F [ ] Form 10-QSB
             [ ] Form N-SAR

For Period Ended: December 31, 1998
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F         [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 11-K         [ ] Transition Report on Form N-SAR

For the Transition Period Ended:
                                ------------------------------------------------

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                        Part I. Registrant Information

Full name of registrant: Grandbanc, Inc.
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Former name if applicable:
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Address of principal executive office (Street and number):
1800 Rockville Pike
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City, State and Zip Code: Rockville, Maryland 20852
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                        Part II. Rule 12b-25(b) and (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

    | (a)  The reasons described in reasonable detail in Part III of this form
    |      could not be eliminated without unreasonable effort or expense;
    |
    | (b)  The subject annual report, semi-annual report, transition report on
    |      Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portion thereof will
    |      be filed on or before the 15th calendar day following the prescribed
[x] |      due date; or the subject quarterly report or transition report on
    |      Form 10-QSB, or portion thereof will be filed on or before the fifth
    |      calendar day following the prescribed due date; and
    |
    | (c)  The accountant's statement or other exhibit required by Rule
    |      12b-25(c) has been attached if applicable.